TRANSFER AGENT AGREEMENT

THIS AGREEMENT is made and entered into this 18 day of July, 2016 by and between the State Trust (the “Trust”), a  Delaware business trust having its principal place of business at 535 Fifth Avenue, 4th Floor, New York, New York 10017, and Mutual Shareholder Services, LLC, a Delaware Limited Liability Company (“MSS”).

RECITALS:

A.

The Trust is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

B.

The Trust desires to appoint MSS as its transfer agent and dividend disbursing and redemption agent, and MSS desires to accept such appointment and it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.

DUTIES OF MSS.

1.01

Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints MSS to act, and MSS agrees to act, as transfer agent for the Trust’s authorized and issued shares of beneficial interest of each class of each portfolio of the Trust (the “Shares”), and as dividend disbursing and redemption agent for the Trust.

1.02

MSS agrees that it will perform the following services:

(a)

In accordance with procedures established from time to time by agreement between the Trust and MSS, MSS shall:

(i)

Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Trust authorized by the Board of Trustees of the Trust (the “Custodian”);

(ii)

Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii)

Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefore to the Custodian;

(iv)

At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(v)

Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi)

Prepare and transmit payments for dividends and distributions declared by the Trust;

(vii)

Maintain records of account for and advise the Trust and its Shareholders as to the foregoing;

(viii)

Maintain an Anti-Money Laundering Program in compliance with the USA Patriot Act of 2001 and regulation thereunder, and provide to the Trust a copy of MSS’s Anti-Money Laundering Program;

(ix)

Perform such services as are necessary to implement and enforce the Trust’s Anti-Money Laundering Program;

(x)

Provide necessary and reasonable access to properly authorized federal examiners so that they can obtain all necessary information and records relating to the AML Program and to inspect MSS’s implementation and operation of the AML Program; and

(xi)

Record the issuance of shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding.  MSS shall also provide the Trust on a regular basis with the total number of shares which are authorized, issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Trust.

(b)

In addition, without any additional cost to the Trust and/or  the Trust’s Registered Investment Advisor, MSS shall perform all of the customary services of a transfer agent, dividend disbursing and redemption agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes for U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and provide a system and reports which will enable the Trust to monitor the total number of Shares sold in each State.

(c) In addition to all of the aforementioned services, MSS will provide to the Trust the following services:

Transfer Agency Services

With respect to each Fund electing Transfer Agency Services, MSS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1.

Provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for investment companies including:

a.

maintaining all shareholder accounts;

b.

preparing shareholder meeting lists;

c.

preparing and certifying direct shareholder lists in conjunction with proxy solicitations;

d.

preparing periodic mailing of year-end tax and statement information;

e.

mailing shareholder reports and prospectuses to current shareholders;

f.

withholding taxes on U.S. resident and non-resident alien accounts;

g.

preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

h.

preparing and mailing confirmation forms and statements of account to shareholders for all purchases and redemptions of Shares and other confirmable transactions in shareholder accounts; and

i.

providing account information in response to inquiries from shareholders.

1)

Receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board (the “Custodian”); or, in the case of a Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

2)

Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate shareholder account;

3)

Receiving for acceptance, redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian or, in the case of Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

4)

As and when the Fund receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming shareholders;

5)

Effecting transfers of Shares upon receipt of appropriate instructions from shareholders;

6)

Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

7)

Preparing and transmitting to shareholders (or crediting the appropriate shareholder accounts) payments for all distributions and dividends declared by the Trust with respect to Shares of each Fund;

8)

Receiving from shareholders and/or debiting shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received and provide necessary tracking reports to the Fund’s and/or the Fund’s principal underwriter;

9)

Recording the issuance of Shares and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares that are authorized, based upon data provided to it by the Fund, issued and outstanding; and

10)

Providing the Trust on a regular basis with each Fund’s total number of Shares that are authorized and issued and outstanding.

Issuance of Shares.

MSS, in its capacity as transfer agent, shall make original issues of Shares of each Fund in accordance with the Fund’s Prospectus, only upon receipt of:

a.

instructions requesting the issuance,

b.

a copy of a resolution of the Board/Board Appointed Officer authorizing the issuance,

c.

necessary funds for the payment of any original issue tax applicable to such Shares, and

The responsibility of MSS for each Fund’s state registration status is solely to the report of transactions to the Trust, and MSS shall have an obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares.

Transfer of Shares.

Transfers of Shares of each Fund shall be registered on the Shareholder records maintained by MSS.  In registering transfers of Shares, MSS may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of MSS’s legal counsel, protect MSS and the Trust from liability arising from:

a.

not requiring complete documentation;

b.

registering a transfer without an adverse claim inquiry;

c.

delaying registration for purposes of such inquiry; or

d.

refusing registration whenever an adverse claim requires such refusal.

As transfer agent, MSS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Purchase Orders.

Shares shall be issued in accordance with the terms of the Prospectus after MSS or its agent receives either:

a.

an instruction directing investment in a Fund, a check (including a third-party check subject to the approval of the Trust’s CEO) or a wire or other electronic payment in the amount designated in the instruction and in the case of an initial purchase, a completed account application; or

b.

the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

Distribution Eligibility.

Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

Determination of Federal Funds.

Shareholder payments shall be considered “Federal Funds” no later than on the day indicated below unless other times are noted in the Prospectus:

a.

for a wire received, at the time of the receipt of the wire;

b.

For Securities recived which the Fund is allowed to hold as investment or collateral under the terms of the Fund’s prospectus, at the time of receipt of the securities in one of the Trust’s Custodian accounts;

c.

for a check drawn on a member bank of the Federal Reserve System, on the second Fund Business Day following receipt of the check; and

d.

for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as one of the Trust’s custodian accounts is credited with Federal Funds or with Securities which the Fund is allowed to hold as investment or collateral under the terms of the Fund’s prospectus.

Lost Shareholders.

MSS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Shareholder Rules”) of the Securities Exchange Act of 1934, including, but not limited to, those set forth below.  MSS may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.

documentation of search policies and procedures;

b.

execution of required searches;

c.

tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

d.

preparation and submission of data required under the Lost Shareholder Rules.

Anti-Money Laundering (“AML”) Delegation.

The Trust hereby delegates to MSS certain AML duties under this Agreement, as permitted by law and in accordance with the Trust’s Anti-Money Laundering Policies and Procedures as may be amended from time to time.  Such duties delegated to MSS include procedures reasonably designed to prevent and detect money laundering activities and to ensure that each Fund can have a reasonable belief that it knows the identity of each person or entity opening an account with the Fund.  MSS’s procedures will include, as appropriate, procedures to assist the Fund(s) to:

•

detect and report suspicious activities;

•

comply with “know your customer” requirements;

•

monitor high-risk accounts; and

•

maintain required records.

MSS shall provide for proper supervision and training of its personnel.  With respect to assisting the Trust with its Customer Identification Program (“CIP”) designed to ensure the identity of any person opening a new account with a Fund (a “Customer”), MSS will assist the Fund(s) through the use of the following:

•

risk-based procedures to verify the identity of each Customer to the extent reasonable and practicable, such that the Fund may have a reasonable belief that it knows the true identity of each Customer;

•

before opening an account, obtain a Customer’s name, date of birth (for an individual), address, and identification number1;

•

procedures to verify the identity of a Customer within a reasonable time after the account is opened;

•

procedures for maintenance of records relating to Customer identification and supporting the verification; and

•

procedures to determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators, within a reasonable period of time after the account is opened.

For purposes of verifying the identity of a Customer, MSS may rely on documents, so long as, based on that information, MSS can form a reasonable belief that it knows the identity of the Customer, including:

•

an individual’s unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, (such as a driver’s license or passport); or

•

documents showing the existence of an entity, such as articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument.

To the extent that the Customer’s identity cannot be verified by relying on documents, other methods may be used by MSS, including, (i) contacting a Customer; (ii) independently verifying the Customer’s identity through the comparison of information provided by the Customer with information obtained from a consumer reporting agency, public database, or other source; and (iii) checking references with other financial institutions.

In the event that MSS is not able to verify the identity of a Customer sufficiently that it can form a reasonable belief that it knows the true identity of a Customer, then MSS may, as appropriate:

•

not open an account for the Customer;

•

apply limited terms under which a Customer may use an account until the Customer’s identity is verified;

•

close an account, after attempts to verify a Customer’s identity have failed; or

•

assist the Fund in filing a Suspicious Activity Report in accordance with applicable law and regulation, regarding the Customer.

Each Fund represents and agrees that it will provide Customers with adequate notice that the Fund is requesting information to verify their identities.  The notice will be included in the application or the prospectus, or a document accompanying the application or prospectus provided it is reasonably designed to ensure that the customer views or otherwise receives the notice before opening the account.

Anti-Identity Theft Delegation.

To the extent that a Fund has covered accounts that allow redemption proceeds to go to third parties, MSS will assume Anti-Identity Theft monitoring duties for the Fund under this Agreement, pursuant to legal requirements.

Processing through the National Securities Clearing Corporation (the “NSCC”).

MSS will:  (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by MSS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by MSS; (ii) issue instructions to each Fund’s Custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain shareholder accounts through Networking.

Transfer Agency Records. MSS shall maintain the following shareholder account information:

•

name, address and United States Tax Identification or Social Security number (when applicable for US Tax payer);

•

number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

•

historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

•

any stop or restraining order placed against a shareholder’s account;

•

any correspondence relating to the current maintenance of a shareholder’s account;

•

information with respect to withholdings; and

•

any information required in order for MSS to perform any calculations required by this Agreement.

Procedures applicable to certain of these services may be established from time to time by agreement between the Trust and MSS.

2.

FEES AND EXPENSES

2.01

In consideration of the services to be performed by MSS pursuant to this Agreement, the Trust agrees to pay MSS the fees set forth in the Exhibit “A” fee schedule attached to the agreement signed between the parties titled: “ACCOUNTING and ADMINISTRATION SERVICES AGREEMENT” . Services provided for partial months shall be subject to pro ration. All compensation in repects to this agreement including all fees and the reimbursement of all out of pocket expenses, including those that may be agreed to from time to time in a fee schedule approved by the parties prior to incurring any expenses which the Fund may be required to pay MSS, shall be contingent upon and will accrue from the date in which: (1) the Fund has issued shares to its owners and (2) not before the Fund has been declared effective by the Securities and Exchange Comission.

2.02

In addition to the fee paid under Section 2.01 above, subject to the pre-approval consent provided by the Trust, the Trust agrees to reimburse MSS for out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement.  In addition, any other expenses incurred by MSS at the request or with the consent of the Trust will be reimbursed by the Trust.

2.03

The Trust agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice.  only if the aforemtioned fees and expenses have been approved in advance, prior to incurring them, by the Chief Executive of the Trust. Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to MSS by the Trust at least seven days prior to the mailing date of such materials.

3.

REPRESENTATIONS AND WARRANTIES OF MSS

MSS represents and warrants to the Trust that:

3.01

It is a Limited Liability Company duly organized and existing and in good standing under the laws of the State of Delaware.

3.02

It is duly qualified to carry on its business in the State of Ohio.

3.03

It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

3.04

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.05

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.06

MSS is duly registered as a transfer agent under the Securities Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

4.

REPRESENTATIONS AND WARRANTIES OF THE FUND

The Trust represents and warrants to MSS that:

4.01

It is a Business Trust duly organized and existing and in good standing under the laws of  Delaware.

4.02

It is empowered under applicable laws and by its Declaration of Trust to enter into and perform this Agreement.

4.03

All corporate proceedings required by said Declaration of Trust have been taken to authorize it to enter into and perform this Agreement.

4.04

It is an open-end and diversified management investment company registered under the 1940 Act.

4.05

A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

4.06

Reliance on Electronic Instructions.  If the Trust has the ability to originate electronic instructions to MSS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit shareholder information or other information, then in such event MSS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by MSS and the Trust.

5.

INDEMNIFICATION

5.01

MSS shall not be responsible for, and the Trust shall indemnify and hold MSS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)

All actions of MSS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without  negligence or willful misconduct.

(b)

The Trust’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust’s lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

(c)

The reliance on or use by MSS or its agents or subcontractors of information, records and documents which (i) are received by MSS or its agents or subcontractors and furnished to it by or on behalf of the Trust, and (ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust.

(d)

The reliance on, or the carrying out by MSS or its agents or subcontractors of, any instructions or requests of the Trust.

(e)

The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

5.02

MSS shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by MSS as a result of MSS’s lack of good faith, gross or ordinary negligence or willful misconduct.

5.03

At any time MSS may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by MSS under this Agreement, and MSS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  MSS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided MSS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.  MSS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

5.04

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5.05

Upon the assertion of a claim for which either party may be required to indemnify the other, the party of seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification the defense of such claim.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

6.

COVENANTS OF THE FUND AND MSS

6.01

The Trust shall promptly furnish to MSS a certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of MSS and the execution and delivery of this Agreement.

6.02

MSS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

6.03

MSS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the 1940 Act, as amended, and the Rules thereunder, MSS agrees that all such records prepared or maintained by MSS relating to the services to be performed by MSS hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

6.04

MSS and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

6.05

In case of any requests or demands for the inspection of the Shareholder records of the Trust, MSS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection.  MSS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify the Trust of any unusual request to inspect or copy the shareholder records of the Trust or the receipt of any other unusual request to inspect, copy or produce the records of the Trust.

6.06

Proprietary Information of the Trust.  MSS acknowledges that the Shareholder list and all information related to shareholders furnished to MSS by the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. MSS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust.

7.

TERM OF AGREEMENT

7.01

This This Agreement shall become effective as of the date hereof and shall remain in force for a period of one year.  This Agreement will automatically renew for successive annual terms unless one party provides written notice to the other party 90 days prior to the annual renewal date that the agreement will not be renewed.  Each party to this Agreement has the option to terminate this Agreement during the initial three year term and any renewal period, without penalty, upon 90 days prior written notice.

7.02

Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be paid by the Trust.  Additionally, MSS reserves the right to charge for any other reasonable expenses associated with such termination.

8.

MISCELLANEOUS

8.01

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

8.02

This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

8.03

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio as at the time in effect and the applicable provisions of the 1940 Act.  To the extent that the applicable law of the State of Ohio, or any of the provisions here in, conflict with the applicable provisions of the 1940 Act, the latter shall control.

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Ohio. The parties to this agreement hereby consents that this agreement shall be construed in accordance with the laws of the State of Ohio, without regard to conflict of laws principles thereof.  Any dispute or controversy of any kind or nature, relating to this Agreement or the breach or performance thereof, that shall arise among the parties hereto or their legal representatives shall be settled and determined by a mediator located in Cleveland, Ohio, which will be mutually agreed in writing between the parties. In case such mediation does not succeed, the parties will turn to resolve their dispute by a Arbitrator located in Cleveland, Ohio, which will be mutually agreed in writing between the parties and in case such arbitration does not succeed, the parties will turn to resolve their dispute at a state or federal court situated in Cleveland, Ohio in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.

8.04

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

8.05

Counterparts.  The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument

8.06

Safekeeping.  MSS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by MSS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

8.07

Distinction of Funds.  Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise

8.08

Representation of Signatories.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof

8.09

This agreement relates to Transfer Agency Services provided the the Series Trust named : “1-3 Month Enhanced Short Duration Mutual Fund” and does not obligate the Trust to hire MSS to provide Accounting and Administration Services to any other Series trust(s) which the Trust may further create.

8.10

All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:

To MSS:

State Trust

Mutual Shareholder Services

535 Fifth Avenue, 4th Floor

8000 Town Centre Drive, Suite 400

New York, New York

Broadview Heights, OH 44147

USA, Zip Code: 10017

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

State Trust:

Mutual Shareholder Services, LLC:

By: Ofer Abarbanel, CEO

By: Gregory B. Getts, President

Its: ___________________________

Its: ________________________________

Footnotes

1 An identification number may be, a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.